Exhibit No. EX-99.h.2.viii

DIMENSIONAL INVESTMENT GROUP INC.

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

ADDENDUM NUMBER EIGHT

THIS ADDENDUM is made as of the 1st day of May, 2002, by and between DIMENSIONAL INVESTMENT GROUP INC., a Maryland corporation (“DIG”), and PFPC INC., formerly known as “Provident Financial Processing Corporation,” (“PFPC”).

W I T N E S S E T H:

WHEREAS, DIG is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended, and its shares are registered under the Securities Act of 1933, as amended; and

WHEREAS, DIG has retained PFPC to provide certain administration and accounting services pursuant to an Administration and Accounting Services Agreement dated July 12, 1991, as amended (the “Agreement”), which, as of the date hereof, remains in full force and effect; and

WHEREAS, Paragraph 18 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought; and

WHEREAS, the parties wish to establish procedures for the provision of pricing information to Fidelity Investments Institutional Operations Company, Inc. (“Fidelity”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1. DIG hereby authorizes and instructs PFPC to comply with the procedures set forth on Schedule A hereto in providing pricing information to Fidelity with respect to DIG’s U.S. Small Cap Value Portfolio II, U.S. Large Cap Value Portfolio II and DFA International Value Portfolio II.

2. DIG may, upon Written Instruction, add additional portfolios to which this Addendum Number 8 applies.

3. DIG hereby agrees to indemnify and hold harmless PFPC to the same extent as if this Addendum Number 8 was a Written Instruction in the Agreement.

4. In all other respects, the Agreement shall remain unchanged and in full force and effect.

5. This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. For purposes of this Addendum, (i) “Business Day” shall mean each day that the New York Stock Exchange is open for regular business and (ii) “Close of Trading” shall mean 4:00 p.m. Eastern Time on a trade date, or if the New York Stock Exchange closes prior to 4:00 p.m. Eastern Time on a trade date, such earlier closing time.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to the Agreement to be executed by their duly authorized officers designated below on the date and year first above written.

DIMENSIONAL INVESTMENT GROUP INC.

By:	/s/ Catherine L. Newell

Catherine L. Newell Vice President and Secretary

PFPC INC.

By:	/s/ Stephen M. Wynne

Stephen M. Wynne Executive Vice President

SCHEDULE A

REMOTE PRICING PROCEDURES

Price Information shall be provided by PFPC to Fidelity as follows:

(1) PFPC will input the following information into its system and transmit it to Fidelity via Electronic Data Transfer by no later than 7:00 p.m. ET each Business Day: (1) the confirmed net asset value for each Fund at the Close of Trading, (2) the change in each Fund’s net asset value from the Close of Trading on the prior Business Day, (3) in the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor (“mil rate”) and the change in the mil rate from the Close of Trading on the prior Business Day, and (4) on ex dividend date, if applicable, dividend and capital gain information (collectively, “Price Information”).

(2) In the event that PFPC is unable to update its system prior to 7:00 p.m. ET on a particular Business Day, PFPC will call Fidelity via telephone, at 859-386-7131, and will then endeavor to send the Price Information via fax, in Fidelity’s format, to 859-491-9167 (primary fax machine) or 859-291-6396 (back-up fax machine), or other numbers as Fidelity may designate in writing to PFPC from time to time, by no later than 7:00 p.m. ET.

(3) DIG has directed Fidelity to, upon receipt of the faxed Price Information, contact PFPC by telephone in order to verbally confirm each individual Fund’s net asset value and the relevant pricing date. If PFPC sent Price Information via fax prior to 7:00 p.m. ET and PFPC does not receive such contact from Fidelity by 7:00 p.m. ET confirming the receipt of the fax, then PFPC must call Fidelity by 7:00 p.m. ET.

(4) In the event that price information needs to be sent via fax and a fax machine is unavailable to either PFPC or Fidelity prior to 7:00 p.m. ET, PFPC shall provide Fidelity with the Price Information via a telephone call, and shall confirm such information via fax, as soon as practicable.

(5) In the event that a net asset value for a Fund cannot be determined prior to 6:45 p.m. ET, PFPC shall attempt to contact DIG’s CFO (currently, Mike Scardina), the Vice President in charge of Institutional Sales (currently, John Siciliano) or the Vice President who is in charge of client purchases or redemptions (currently, Rick Eustice) to determine the net asset value(s) to transmit to Fidelity via the methods outlined above. PFPC is entitled to rely on the net asset value(s) provided by any one of the foregoing individuals without contacting the remaining individuals. If PFPC cannot reach any of such personnel prior to the deadline to transmit such information to Fidelity, PFPC shall transmit to Fidelity by 7:00 p.m. E.T. the net asset value from the prior trading day for such Fund.

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